Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Landmark Bancorp, Inc. of our report dated March 27, 2024 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Landmark Bancorp, Inc. for the year ended December 31, 2023.

/s/ Crowe LLP

Dallas, Texas

July 25, 2024